Exhibit 5.1
September 16, 2011
C&J Energy Services, Inc.
10375 Richmond Avenue, Suite 2000
Houston, Texas 77042
Ladies and Gentlemen:
     We have acted as counsel to C&J Energy Services, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the preparation of a Registration Statement on Form S-1, Registration No. 333-173188, originally filed with the Securities and Exchange Commission on March 30, 2011 (such Registration Statement, as amended at the effective date thereof, being referred to herein as the “Registration Statement”) relating to 38,463,074 shares of common stock, par value $0.01 per share, of the Company (the “Secondary Shares”) that may be sold by certain stockholders of the Company identified in the Registration Statement (the “Selling Stockholders”) from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended.
     In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective.
     In connection with the opinion expressed herein, we have examined, among other things, (i) the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, (ii) the records of corporate proceedings that have occurred prior to the date hereof with respect to the Registration Statement and (iii) the Registration Statement. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.
     Based upon the foregoing, we are of the opinion that:
     (a) the Secondary Shares have been duly authorized, validly issued, fully paid and nonassessable.
     The foregoing opinion is limited in all respects to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction. Our opinion expressed in paragraph (a) above, insofar as it relates to the Secondary Shares being fully paid, is based solely on an officer’s certificate of the Company, executed and delivered to us by an executive officer of the Company, confirming the Company’s receipt of the consideration called for by the applicable resolutions authorizing the issuance of such shares.
     We hereby consent to the statements with respect to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations thereunder.
Very truly yours,
/s/ Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law	First City Tower, 1001 Fannin Street, Suite 2500
Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston	Houston, TX 77002-6760
London Moscow New York Palo Alto Shanghai Tokyo Washington	Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com